Exhibit 23.1

HALL&COMPANYCertified Public Accountants, Inc. TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES	111 PACIFICA, SUITE 300 IRVINE, CA 92618 (949) 910-HALL (4255) FAX (949) 910-4256 WWW.HALLCPAS.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report to the Form S-3 Registration Statement (the “Registration Statement”) of General Cannabis Corporation (the “Company”) of our report dated March 12, 2018, relating to our audits of the Company’s consolidated financial statements as of December 31, 2017 and 2016, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which report includes an explanatory paragraph regarding a change in accounting principle during the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Hall & Company

Irvine, CA

May 25, 2018